EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF SKYWORKS SOLUTIONS, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
SKYWORKS SOLUTIONS, INC. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
Resolutions were duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation (hereinafter called the “Certificate of Incorporation”) of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved the proposed amendment pursuant to Section 242 of the General Corporation Law of the State of Delaware at the annual meeting of the stockholders of the Corporation held on May 11, 2016. Accordingly, to effect such amendment:
The Certificate of Incorporation is hereby amended by deleting Article TENTH, Paragraph 2 in its entirety and inserting the following in lieu thereof:
TENTH:
2.     BY-LAWS. The Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or of the Certificate of Incorporation of the Corporation, subject to the power of the holders of capital stock of the Corporation to adopt, alter or repeal the By-laws made by the Board of Directors; provided, that any such adoption, amendment or repeal by stockholders shall require the affirmative vote of the holders of at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for this purpose as one class of stock. This paragraph 2 of Article Tenth may not be amended so as to alter the stockholder vote specified hereby, nor may any provisions inconsistent with these provisions be adopted, except by an amendment that is itself approved by the affirmative vote of the holders of at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for this purpose as one class of stock.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its duly authorized officer this 16th day of May, 2016.
SKYWORKS SOLUTIONS, INC.

By: /s/ Liam K. Griffin .
Liam K. Griffin, President and Chief Executive Officer